Exhibit 99.3

Kaiser Ventures LLC
Audit Committee Charter
(Amended & Restated)
March 18, 2003

Statement of Policy

         The Audit Committee of the Board of Managers shall assist the managers in fulfilling their financial oversight responsibilities.  Its primary function shall be to review the financial information which will be provided to the members and others, the financial reporting process, the system of internal controls, the audit process and Kaiser Venture LLC’s (the “Company” or “Kaiser”) process for monitoring compliance with laws and regulations.

         To assure the appropriate division of labor in corporate governance, the Audit Committee must draw a line between its oversight role and management’s role in managing the affairs of the Company.  The Audit Committee is intended to oversee, but not replace, management’s own efforts.  Accordingly, the Audit Committee will initiate reviews of the Company’s financial reporting processes and systems, but it is the responsibility of management and the independent auditors to bring to the attention of the Audit Committee any significant failures, irregularities, or other problems within those processes and systems that may arise from time to time and come to their attention.

         In performing its duties, the Audit Committee will seek to maintain free and open communication between the managers, the independent auditors, and the financial management of the Company.  The Audit Committee is intended to provide an independent and, as appropriate, confidential forum in which interested parties can freely discuss information and concerns.

Audit Committee Composition

         Audit Committee Comprised Solely of Independent Managers.  The Audit Committee shall be comprised of at least two “independent” managers.  If at any time the Committee is composed of fewer than two independent managers, such lesser number will constitute the Audit Committee until the Board of Managers appoints a successor or successors.

         For a manager to be deemed “independent,” the Board of Managers must affirmatively determine the manager has no material relationship with the Company either directly or as a partner, shareholder, investor or officer of an organization that has a relationship with the Company).  “Independence” also requires a five-year cooling-off period for managers who are or were employees of Kaiser, or of its independent auditors and for immediate family members of the above.  If future SEC or other applicable rules require a more limited definition of “independent,” then this charter will be deemed amended when so required to conform with any additional limitations.

         Accounting and Financial Experience of Committee Chair.  The members of the Audit Committee shall designate a Chair by majority vote of the full Audit Committee membership.  The Chair of the Audit Committee shall have sufficient accounting or financial management experience to protect the interests of Kaiser’s members, evaluate financial statements, understand general accounting principles, GAAP reporting, and monitor and evaluate internal audit controls as well as the overall audit process and compliance with laws and regulations.

         One Audit Committee Member must be a “Financial Expert.”  At least one member of the Audit Committee (which may be the Chair) shall have accounting or financial management experience sufficient to qualify as a “financial expert” under the rules of NASDAQ in effect as of the date this Committee adopts this Audit Committee Charter.  In determining whether an Audit Committee member is a financial expert, the Board of Managers and the Audit Committee will consider, among other things, whether a person has, through education and experience as a public accountant or auditor or a principal financial officer or principal accounting officer, or from a position involving similar functions:

•	An understanding of Generally Accepted Accounting Principles (“GAAP”) and financial statements;
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Experience in reviewing, preparing, auditing, analyzing or evaluating financial statements of generally comparable companies, and applying such principles in connection with the accounting for estimates, accruals and reserves or experience actively supervising one or more persons engaged in such activities;

•	Experience with internal accounting controls; and
•	An understanding of audit committee functions.

         Additional Limitations.  No member of the Audit Committee may sit on audit committees for more than two other public companies, unless explicitly approved by the Company’s Board of Managers and proper disclosure is made in the Company’s proxy statement.

Meetings At Least Quarterly

         The Audit Committee will meet in an executive session at least quarterly, or more frequently as circumstances dictate.  As part of its job to foster open communication, in connection with each meeting the Committee will provide an opportunity for the independent auditors and management of the Company to meet separately with the Audit Committee, without members of the other group present.  Among the items to be discussed in these meetings are the independent auditors’ evaluation of the Company’s financial and accounting personnel and the cooperation that the independent auditors received during the course of their work.  Telephonic meetings, as appropriate, are permitted.

Voting

         Each member of the Audit Committee shall have one vote.

Compensation

         Audit Committee members may not receive any compensation from Kaiser, other than as a unit holder, manager and/or as a member of any committee appointed by the Board of Managers.

Sole Authority for Retaining Auditors and Other Financial Professionals

         The Audit Committee will have the sole power to:

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Hire and fire the independent auditors who audit the financial statements of the Company and its divisions and subsidiaries, based on the Audit Committee’s judgment of the independent auditors’ independence and effectiveness, as well as approving all fees and engagement terms;

•	Resolve any disagreement between the auditors and management; and

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Approve all non-audit services performed by Kaiser’s auditors, subject to a de minimis exception for such non-audit services.  In doing so, the Audit Committee will consider whether the provision of non-audit services, if any, by the independent auditors is compatible with maintaining the independent auditors’ independence.  The Audit Committee will not approve any of the Prohibited Services listed on Appendix “A” to this document, and, in making a business judgment about particular non-audit services, the Audit Committee will consider the guidelines contained in Appendix A to this document.

Oversight Responsibilities

         In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible in order to be able to best react to changing conditions, and to help ensure that the corporate accounting and reporting practices of the Company meet or exceed all applicable legal and business standards.

         In carrying out its responsibilities, the Audit Committee will:

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At least annually, obtain from the independent auditors a written communication delineating all their relationships and professional services, as required by Independence Standards Board Standard No. 1, Independence Discussion with Audit Committees, and an explanation of the independent auditor’s internal quality control procedures and material issues (if any) raised in their peer review.  In addition, review with the independent auditors the nature and scope of any disclosed relationships or professional services and take, or recommend that the Board of Managers take, appropriate action to ensure the continuing independence of the auditors.

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Have a clear understanding with the independent auditors that they are ultimately accountable to the Board of Managers and the Audit Committee, as the members’ representatives, and that the Audit Committee has the ultimate authority in deciding to engage, evaluate and, if appropriate, terminate their services.

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Meet with the independent auditors and financial management of the Company prior to any audit to review the scope of the proposed audit, including the timing of the audit, the procedures to be utilized and the adequacy of the independent auditors’ compensation.  At the conclusion of the audit process, review the findings in the audit with the independent auditors.

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Review the performance of the Company’s financial and accounting personnel with the independent auditors, as well as the adequacy and effectiveness of the accounting and financial controls, including computerized information system controls and security, of the Company.  Elicit any recommendations for the improvement of such internal controls or particular areas where new or more detailed controls or procedures are desirable.

•	Review, alone or with legal counsel, communications received by the Company with respect to legal and regulatory matters that may have a material effect on the Company’s financial statements or on the Company’s compliance policies, as provided by management of the Company.

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Require the independent auditors to timely report to the Audit Committee (i) any difficulties encountered in the course of audit work, including any restriction on the scope of activities or access to required information, (ii) all alternative treatments of financial information within GAAP discussed by the independent auditors and management, the ramifications of each such alternative treatment and the accounting firm’s preferred treatment, and (iii) other material written communications between the accounting firm and the Company’s management, such as any management letter or schedule of unadjusted differences.

•	Inquire quarterly of management and the independent auditors about significant areas of risk or exposure and assess the steps management of the Company has taken to minimize such risks.

•	Inquire quarterly of the independent auditors of their views about how the Company’s choices of accounting principles and disclosure practices may affect public views and attitudes about the Company.

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Review at least quarterly with financial management and the independent auditors (i) the financial statements contained in the quarterly and annual reports to members to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the members; (ii) critical financial reporting issues, policies and practices, including changes in or adoptions of accounting principles and disclosure practices, review significant period-end adjustments and any other matters required to be communicated to the Audit Committee by the auditors; and (iii) the quality, not just acceptability, of accounting principles and the clarity of the financial disclosure practices used or proposed to be used and particularly, the degree of aggressiveness or conservatism of the Company’s accounting principles and underlying estimates and other significant decisions made in preparing the financial statements.

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Review with financial management and the independent auditors quarterly and annual earnings releases and press releases containing historical or forward-looking financial information before the reports are filed with the Securities and Exchange Commission, or other regulators, or the releases are published.

•	Review succession planning with respect to accounting and financial human resources within the Company.

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Report the results of the annual audit to the Board of Managers and, if requested by the Board, invite the independent auditors to attend the full Board of Managers’ meeting to assist in reporting the results of the annual audit or to answer the managers’ questions.

•	Submit the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each Audit Committee meeting with, the Board of Managers.

•	Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel, accountants, or others for this purpose to assist it in its investigation or for any other reason deemed advisable by a majority of the Audit Committee or its Chair.

•	Obtain the approval of the full Board of Managers of this Charter, and review and reassess this charter at least annually or as conditions dictate.

•	Review and approve all “related party transactions” required to be disclosed pursuant to SEC Regulation S-K, Item 404, or any successor provision.

•	Review and concur with the Company’s Board of Managers in the appointment, replacement, reassignment or dismissal of the Chief Financial Officer of the Company.

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Affirm in the Company’s Proxy Statement that the Committee has fulfilled its responsibilities during the year in compliance with the Charter.  The Audit Committee Charter will be included in the Proxy Statement every three years or when significant amendments are made to it.

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Consider such other matters in relation to the financial affairs of the Company and its accounts, and in relation to the external audit of the Company, as the Audit Committee may, in its discretion, determine to be advisable.

Procedures for Responding to Concerns

         Every employee of or consultant to the Company who has, or who hears expressed by another person, any concerns about the manner in which the Company’s financial statements or public reports are prepared, the sufficiency of its internal financial controls, the honesty or competence of its financial management or independent auditors or any other matter within the purview of the Audit Committee is directed and strongly encouraged to report the matter promptly to any member of the Audit Committee.  The Audit Committee will attempt to keep the name of the person reporting the potential issue confidential to the extent requested by that person and not inconsistent with the best interests of the Company.  The Audit Committee will not tolerate retaliation against any person who reports potential issues to the Audit Committee in good faith.

         Any member of the Audit Committee who receives such a complaint or inquiry shall notify the Chair of the Audit Committee, who shall then notify the other members of the Audit Committee.  The Audit Committee will then promptly decide on an appropriate methodology to investigate, understand and resolve the potential issue in a timely fashion.  To do so, the Audit Committee has the power to retain outside counsel, accountants and other professionals to assist in responding to and investigating any issue.  After review and discussion in an executive session and (as the Audit Committee deems necessary) with the full Board of Managers and with outside counsel or other outside advisors, the Audit Committee shall seek to promptly address the concerns and respond privately or publicly, as appropriate, to address the matter.  The decision of the Audit Committee in any such matter will be final and binding on the Company without further action of the Board of Managers.

         Approved by the Board of Managers and the Audit Committee as of March 18, 2003.

/s/ MARSHALL F. WALLACH	/s/ RICHARD E. STODDARD

Marshall F. Wallach	Richard E. Stoddard
Chairman, Audit Committee	Chairman of the Board of Managers

Appendix “A”

         To help maintain internal audit controls, the following non-audit services shall not be performed by Kaiser’s independent auditors (“Prohibited Services”):

•	Bookkeeping or other services related to the Company’s accounting records;
•	Financial information systems design and implementation;
•	Appraisal or valuation services, fairness opinions, or contribution-in-kind reports;
•	Actuarial services;
•	Internal audit outsourcing services;
•	Management functions or human resources;
•	Broker, dealer, investment adviser, or investment banking services;
•	Legal services and expert services unrelated to the audit; and
•	Any other services the SEC or the NASDAQ determines, by regulations is not permitted.

         Some factors which may be considered by the Audit Committee when deciding whether to approve audit and non-audit services, which are not Prohibited Services, include:

1.	Whether the service facilitates the performance of the audit, improves the Company’s financial reporting process, or is otherwise in the interest of the Company and its members.

2.	Whether the service is being performed principally for the Audit Committee.

3.	The effects of the service, if any, on audit effectiveness or on the quality and timeliness of the Company’s financial reporting process.

4.	Whether the service would be performed by specialists who ordinarily also provide recurring audit support.

5.	Whether the service would be performed by audit personnel and, if so, whether it will enhance their knowledge of the Company’s business and operations.

6.	Whether the role of those performing the service would be inconsistent with the auditor’s role.

7.	Whether the audit firm’s personnel would be assuming a management role or creating a mutuality of interest with management.

8.	Whether the auditors, in effect, would be auditing their own numbers.

9.	Whether the project must be started and completed very quickly.

10.	The size of the fee(s) for the non-audit service(s).